As filed with the Securities and Exchange Commission on June 17, 2009

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 18-K/A

Amendment No. 1

ANNUAL REPORT

of

HER MAJESTY THE QUEEN

IN RIGHT OF NEW ZEALAND

(Name of Registrant)

Date of end of last fiscal year: June 30, 2008

SECURITIES REGISTERED

(As of the close of the last fiscal period)

Title of Issue	Amounts as to which registration is effective	Names of exchanges on which registered
Twenty-five Year 9 7/8% Bonds Due January 15, 2011	US$150,000,000	New York Stock Exchange

Name and address of person authorized to receive notices and communications from the Securities and Exchange Commission:

MS. KIRSTY GRAHAM

 Acting Permanent Representative

of the New Zealand Permanent Mission

to the United Nations

One United Nations Plaza

25th Floor

New York, NY  10017

Copies to:

JOHN E. ESTES

Sullivan & Cromwell

101 Collins Street

Melbourne, Victoria 3000

Australia

EXPLANATORY NOTE

The undersigned registrant hereby amends its Annual Report on Form 18-K for the fiscal year ended June 30, 2008 (the “Annual Report”) by filing the following additional exhibits.

Exhibit (e)(1) – 2009 Minister’s Executive Summary

Exhibit (e)(2) – 2009 Budget Speech

Exhibit (e)(3) – 2009 Fiscal Strategy Report

Exhibit (e)(4) – 2009 Budget Economic and Fiscal Update

Information contained in or otherwise accessible through the Internet sites mentioned in the exhibits to the Annual Report on Form 18-K, as amended, does not form a part of the Annual Report. All references to Internet sites are for informational purposes only.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to the Annual Report on Form 18-K to be signed on its behalf by the undersigned, thereunto duly authorized, at Wellington, New Zealand on the 17th of June, 2009.

HER MAJESTY THE QUEEN IN RIGHT OF NEW ZEALAND

By	/s/ Andrew James Turner
ANDREW JAMES TURNER
Acting Treasurer
New Zealand Debt Management Office

By	/s/ Neil Robert Bain
NEIL ROBERT BAIN
Head of Accounting and Transactional Services Group
New Zealand Debt Management Office

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

HER MAJESTY THE QUEEN

IN RIGHT OF NEW ZEALAND

EXHIBITS

to

FORM 18-K/A

Amendment No. 1

ANNUAL REPORT

UNDER THE

SECURITIES EXCHANGE ACT OF 1934

EXHIBIT VOLUME

Exhibit Index to the Form 18-K/A Amendment No. 1

The undersigned registrant hereby amends its Annual Report on Form 18-K for the fiscal year ended June 30, 2008 (the “Annual Report”) by filing the following additional exhibits.

Exhibit (e)(1) – 2009 Minister’s Executive Summary

Exhibit (e)(2) – 2009 Budget Speech

Exhibit (e)(3) – 2009 Fiscal Strategy Report

Exhibit (e)(4) – 2009 Budget Economic and Fiscal Update

Budget 2009

•                          Minister’s Executive Summary

•                          Speech

•                          Fiscal Strategy Report

•                          Economic and Fiscal Update

Hon Bill English, Minister of Finance

28 May 2009

ISBN 978-0-478-33071-7 (print)

ISBN 978-0-478-33072-4 (online)

Contents

Minister’s Executive Summary

Budget Speech

Fiscal Strategy Report

Introduction

The Outlook Facing the Government

The Overall Challenge

Supporting the Economy in the Short-term

Delivering a Prudent Fiscal Position in the Medium-term

Conclusion

Annex 1: Debt Indicators

Annex 2: Revenue Strategy

Annex 3: Long-term Fiscal Objectives and Short-term Fiscal Intentions

Annex 4: Projection Assumptions

Budget Economic and Fiscal Update

Statement of Responsibility

Economic and Fiscal Update

Overview

Main Forecasts

Alternative Scenarios

Fiscal Sensitivities

Finalisation dates and assumptions for the forecasts

Fiscal Risks

Introduction

Changes to the Fiscal Forecasts

Specific Fiscal Risks

Contingent Liabilities

Forecast Financial Statements

Statement of Accounting Policies and Forecast Assumptions

Government Reporting Entity as at 5 May 2009

Forecast Financial Statements

Notes to the Forecast Financial Statements

Forecast Statement of Segments

Core Crown Expense Tables

Glossary of Terms

Times Series of Fiscal and Economic Indicators

Other Information

On the Treasury’s website is a series of other information that contains detailed economic forecast tables and additional financial information.  This information provides users of the Budget Economic and Fiscal Update 2009 with further detail and should be read in conjunction with the published document.  It can be accessed at:

http://www.treasury.govt.nz/budget/forecasts/befu2009